EXHIBIT 10.36

First Union National Bank                                Patrick A. McGovern
123 South Broad Street                                   Senior Vice President
Philadelphia, Pennsylvania 19109-1199                    Large Corporate Credit
215 985-3031
Fax 215 985-7576


October 21, 1996


Mr. Gary Klocek
Controller
Jones Apparel Group, Inc.
250 Rittenhouse Circle
Bristol, PA 19007

Dear Gary:

I am delighted to advise Jones Apparel Group, Inc. (the "Company") that First Union National Bank (the "Bank") has approved a Discretionary Line of Credit to a maximum aggregate amount outstanding at any one time of U.S.$75,000,000 (the "Line"). Under the Line at their discretion, the Bank's designated officers are authorized to approve short-term credit undertakings such as loans or letters of credit on terms in effect from time-to-time. The Line is intended to facilitate our consideration of your requests for extensions of credit, and, although it may be terminated by the Company or the Bank at any time, lines are formally reviewed and reset by the Bank on an annual basis.

Availability under the Line is subject to the execution and delivery of such documents as the Bank from time-to-time considers necessary or desirable and the receipt of, and the Bank's continued satisfaction with, current financial and other information, which the Company will promptly furnish the Bank as it may from time-to-time request.

We look forward to our continuing relationship and the opportunity to assist in fulfilling your financial needs.

Sincerely,

FIRST UNION NATIONAL BANK

/s/ Patrick A. McGovern

Patrick A. McGovern
Senior Vice President

PAMcG/bjc